Exhibit (m)(3)(j)
CLASS C
SCHEDULE A*
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
*Effective through: June 30, 2009
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

By:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs
Title:	Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Mary Ann Brown

Name:	Mary Ann Brown
Title:	Senior Vice President

By:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs
Title:	Secretary